October 26, 2026

Northern Lights Fund Trust IV

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Dear Board Members:

On behalf of Northern Lights Funds Trust IV (the “Registrant” or “Trust”) we hereby submit, via electronic filing, Post-Effective Amendment No. 398 to the Registrant’s Registration Statement. The purpose of this filing is to provide updated information for the Fulcrum Diversified Absolute Return Fund, a series of the Trust. This amendment does not contain any disclosure that would render it ineligible to become effective pursuant to Rule 485(b).

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP